SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 12, 2014

PAR PHARMACEUTICAL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	File Number 1-10827	22-3122182
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tice Boulevard, Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 802-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2014, Par Pharmaceutical Companies, Inc. (the “Company”) appointed Terrance Coughlin as Chief Operating Officer of our wholly-owned subsidiary, Par Pharmaceutical, Inc. (“Par”), effective April 1, 2014 (the “Effective Date”). Mr. Coughlin is 48 years old and has not previously held any position or office with the Company or its affiliates.

Mr. Coughlin served as President and Chief Executive Officer of Glenmark Generics, Inc. USA/Glenmark Generics Limited, a generic pharmaceutical company, from April 2007 to October 2013 and as President from September 2004 to April 2007. Mr. Coughlin will report directly to the Company’s Chief Executive Officer.

On February 12, 2014, Par and our indirect parent, Sky Growth Holdings Corporation (“Holdings”), entered into an employment agreement with Mr. Coughlin relating to his appointment as Chief Operating Officer of Par. The term of the employment agreement commences on the Effective Date and continues until March 31, 2017 with automatic renewals for successive one-year terms thereafter (unless we or Mr. Coughlin provide a notice of non-renewal of any subsequent employment period).

Pursuant to the employment agreement, Mr. Coughlin will receive an annual base salary of $550,000, which will be subject to review and increase by the board of directors. Mr. Coughlin will be eligible for an annual bonus (with a target amount equal to 70% of his annual base salary), determined by the board of directors in its discretion, and to participate in our long-term incentive plans. During his employment term, we will pay the premiums on a $1,000,000 term life insurance policy for the benefit of Mr. Coughlin’s estate and Mr. Coughlin will be entitled to participate in the employee benefit and welfare plans provided to executive officers of Par and its affiliates, subject to their terms.

Under his employment agreement, in the event that Mr. Coughlin’s employment is terminated by us without “cause”, by him for “good reason” (each as defined in his employment agreement) or due to our non-renewal of his employment agreement, he would be entitled to severance in an amount (the “Severance Amount”) equal to two times the sum of his annual base salary then in effect plus the amount of his annual target cash bonus then in effect, which will be payable over a two-year period, subject to Mr. Coughlin’s compliance with the restrictive covenants contained in his agreement. Upon a termination of his employment due to his death or disability, Mr. Coughlin would be entitled to a payment equal to the Severance Amount, less any life insurance or disability insurance received by him or his estate, on the same conditions and over the same period as described above. Mr. Coughlin is required to sign a release of claims in order to receive severance pursuant to his employment agreement.

Mr. Coughlin has agreed not to compete with our business or to solicit customers, employees and certain other parties away from us during his employment and for the 18-month period following the termination of his employment. Mr. Coughlin has also agreed not to disclose confidential information relating to our business at any time.

The foregoing description of the Agreement is qualified in its entirety by reference to Mr. Coughlin’s employment agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending on December 31, 2013, and which is incorporated by reference herein.

On February 6, 2014, the board or directors of Holdings authorized the grant to Mr. Coughlin of options to purchase 4,000,000 shares of Holdings’ common stock pursuant to the Holdings’ 2012 Equity Incentive Plan (the “2012 EIP”) at an exercise price equal to the fair market value of Holdings’ common stock on the date the options are granted, which will be on or as soon as practicable following the Effective Date. The stock option grant will be divided into two equal tranches of stock options. Half of the options will vest in equal increments of 25% on each of the first, second, third, and fourth anniversaries of the Effective Date, provided that Mr. Coughlin remains in continuous employment with us through such dates. The other half of the options (the “Performance Options”) will vest in equal increments of 25%, subject to his remaining in continuous employment with us through an applicable vesting date and to Holdings’ achievement of specified annual EBITDA targets in 2014 through 2017. If an applicable portion of the Performance Options do not vest based on the achievement of the specified annual EBITDA targets for a particular year, such portion will be eligible to vest in the next succeeding fiscal year if a two-year cumulative EBITDA target is met (other than with respect to 2017, for which there is no two-year cumulative EBITDA target). Performance Options may also vest in amounts of either 50% or 100% of the original award in the event that our private equity sponsor receives a specified level of return in respect of its investment in Holdings, which is calculated as a multiple of the amount of its equity investment in Holdings.

If Mr. Coughlin’s employment is terminated without “cause” by us or for “good reason” by him, in each case, within two years after a “change of control” (as defined in Holdings’ management stockholders agreement), all unvested time-based options to be granted to him would become vested and exercisable. For this purpose, the terms “cause” and “good reason” have the meanings ascribed to them in Mr. Coughlin’s employment agreement.

On February 6, 2014, the board of directors of Holdings also authorized the sale to Mr. Coughlin of shares of Holdings’ common stock with an aggregate fair market value on the date of purchase of up to $2,000,000, subject to Mr. Coughlin meeting certain criteria and becoming a party to Holdings’ management stockholders agreement.

There is no arrangement or understanding between Mr. Coughlin and any other person pursuant to which Mr. Coughlin was selected as Par’s Chief Operating Officer. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its affiliates is a party and in which Mr. Coughlin has a direct or indirect material interest. There are no family relationships between Mr. Coughlin and any of the directors or officers of the Company or any of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated as of: February 19, 2014

PAR PHARMACEUTICAL COMPANIES, INC.
(Registrant)

/s/ Paul V. Campanelli

Paul V. Campanelli, Chief Executive Officer

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